Exhibit 1.2

Pricing Agreement

February 18, 2025

Barclays Capital Inc.

As representative of the several Underwriters named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue $1,500,000,000 aggregate principal amount of 7.625% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (the “Designated Securities”). The Designated Securities are convertible in accordance with their terms for stock of Barclays PLC as described in the Preliminary Prospectus Supplement (as defined in Schedule II hereto). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto (the “Subscription Price”), the amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated March 3, 2021 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except as amended herein. For the purposes of this letter, a new Section 2(r) shall be included as follows: “The Company will promptly make a valid election in respect of the Designated Securities in accordance with the provisions of Section 475C of the Corporation Tax Act 2009 (“CTA 2009”). Following the making of a valid election pursuant to Section 475C of the CTA 2009, all payments of interest in respect of the Designated Securities will be deductible by the Company in computing its taxable profit for United Kingdom corporate income tax purposes and the Designated Securities will be “hybrid capital instruments” for United Kingdom tax purposes. The Designated Securities are not being issued in consequence of, or otherwise in connection with, any arrangements the main purpose, or one of the main purposes, of which is to secure a tax advantage;” and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities.

Each reference to the Representative herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

Section 2(a) of the Underwriting Agreement is hereby amended to replace “File No. 333-253693” by “File No. 333-277578” in the first sentence thereof.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 4:20 p.m. New York time on February 18, 2025. The “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS PLC

/s/ Stuart Frith
Name:	Stuart Frith
Title:	Director, Capital Markets Execution

Accepted as of the date hereof at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Jacob Hartmann
Name:	Jacob Hartmann
Title:	Director

[Signature Page to Contingent Convertible Pricing Agreement]

SCHEDULE I

Underwriter	Principal Amount of the Designated Securities
Barclays Capital Inc.	$934,500,000
BBVA Securities Inc.	$24,375,000
BMO Capital Markets Corp.	$24,375,000
ING Financial Markets LLC	$24,375,000
J.P. Morgan Securities LLC	$24,375,000
Lloyds Bank Corporate Markets plc	$24,375,000
Mizuho Securities USA LLC	$24,375,000
Natixis Securities Americas LLC	$24,375,000
Nordea Bank Abp	$24,375,000
Santander US Capital Markets LLC	$24,375,000
SG Americas Securities, LLC	$24,375,000
Standard Chartered Bank	$24,375,000
TD Securities (USA) LLC	$24,375,000
UBS Securities LLC	$24,375,000
UniCredit Capital Markets LLC	$24,375,000
Banca Monte dei Paschi di Siena S.p.A.	$9,750,000
Bankinter S.A.	$9,750,000
Capital One Securities, Inc.	$9,750,000
CIBC World Markets Corp.	$9,750,000
Citigroup Global Markets Inc.	$9,750,000
Danske Markets Inc.	$9,750,000
Deutsche Bank Securities Inc.	$9,750,000
Morgan Stanley & Co. LLC	$9,750,000
PNC Capital Markets LLC	$9,750,000
Rabo Securities USA, Inc.	$9,750,000
RBC Capital Markets, LLC	$9,750,000
Scotia Capital (USA) Inc.	$9,750,000
SMBC Nikko Securities America Inc.	$9,750,000
U.S. Bancorp Investments, Inc.	$9,750,000
Academy Securities, Inc.	$4,875,000
AmeriVet Securities, Inc.	$4,875,000
Bancroft Capital, LLC	$4,875,000
Banco de Sabadell, S.A.	$4,875,000
Blaylock Van, LLC	$4,875,000
CastleOak Securities, L.P.	$4,875,000
Citizens JMP Securities, LLC	$4,875,000
Commonwealth Bank of Australia	$4,875,000
Great Pacific Securities	$4,875,000
Loop Capital Markets LLC	$4,875,000
MFR Securities, Inc.	$4,875,000
Mischler Financial Group, Inc.	$4,875,000
MUFG Securities Americas Inc.	$4,875,000
Samuel A. Ramirez & Company, Inc.	$4,875,000

Underwriter	Principal Amount of the Designated Securities
SEB Securities, Inc.	$4,875,000
Siebert Williams Shank & Co., LLC	$4,875,000
Stern Brothers & Co.	$4,875,000
Truist Securities, Inc.	$4,875,000
Total	$1,500,000,000

SCHEDULE II

Title of Designated Securities:

$1,500,000,000 7.625% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities.

Price to Public:

100.00% of principal amount.

Subscription Price by Underwriters:

99.00% of the aggregate principal amount with respect to the Designated Securities.

Form of Designated Securities:

The Designated Securities will be represented by one or more global securities registered in the name of Cede & Co., as nominee of DTC issued pursuant to the Contingent Capital Securities Indenture dated August 14, 2018, among Barclays PLC, The Bank of New York Mellon SA/NV, Luxembourg Branch, as contingent capital registrar (the “Registrar”) and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as heretofore amended and supplemented and as further supplemented by the Twelfth Supplemental Indenture to be dated on or about February 25, 2025, among Barclays PLC, the Registrar and the Trustee.

Securities Exchange, if any:

The International Securities Market of the London Stock Exchange.

Interest Rate:

From (and including) the date of issuance to (but excluding) September 15, 2035, the interest rate on the Designated Securities will be 7.625% per annum. From (and including) each Reset Date (as defined below) to (but excluding) the next following Reset Date, the applicable per annum interest rate will be equal to the sum, as determined by the Calculation Agent (as defined in the Preliminary Prospectus Supplement (as defined below)), of the applicable Mid-Market Swap Rate (as defined below, such term subject to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Mid-Market Swap Rate and fallbacks” in the Preliminary Prospectus Supplement) on the relevant Reset Determination Date (as defined below) and 3.686%, converted to a quarterly rate in accordance with market convention as instructed by the Company (rounded to three decimal places, with 0.0005 rounded down) (the “Subsequent Interest Rate”).

Mid-Market Swap Rate:

The Mid-Market Swap Rate shall be the rate described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Mid-Market Swap Rate and fallbacks” in the Preliminary Prospectus Supplement.

Determination of Subsequent Interest Rate:

If the Relevant Screen Page (as defined in the Preliminary Prospectus Supplement) is not available or the Mid-Market Swap Rate does not appear on the Relevant Screen Page at the relevant time on the relevant Reset Determination Date (in circumstances other than those in which the Company has determined that a Benchmark Event has occurred or that there is a Successor Rate (each as defined in the Preliminary Prospectus Supplement), as set out in the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities— Determination of Subsequent Interest Rate—Benchmark Replacement Event” in the Preliminary Prospectus Supplement), the relevant Subsequent Interest Rate shall instead be determined as set out under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Mid-Market Swap Rate and fallbacks ” in the Preliminary Prospectus Supplement (as supplemented by the final term sheet dated February 18, 2025).

Interest Payment Dates:

March 15, June 15, September 15 and December 15 of each year (each an “Interest Payment Date”), commencing on June 15, 2025. A payment made on that first Interest Payment Date, if any, would be in respect of the period from (and including) February 25, 2025, to (but excluding) June 15, 2025 (and thus a long first interest period).

Business Day:

“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, United Kingdom, or in New York City, New York, United States.

Reset Date:

September 15, 2035 and each fifth anniversary date thereafter (each a “Reset Date”).

Reset Determination Date:

The second Business Day immediately preceding each Reset Date (each a “Reset Determination Date”).

Regular Record Dates:

The regular record dates for the Designated Securities will be the close of business on the Business Day immediately preceding each Interest Payment Date (or, if the Designated Securities are held in definitive form, the close of business on the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Substitution or Variation

Following the occurrence of certain tax events or a change in certain U.K. regulatory capital requirements, the Company may, at its option, either substitute all (but not some only) of the Designated Securities for, or vary the terms of the Designated Securities so that they remain or, as appropriate, become, Compliant Securities (as defined in the Preliminary Prospectus Supplement) subject to the conditions and procedures set forth under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Substitution or Variation” in the Preliminary Prospectus Supplement.

Redemption Provisions for Designated Securities:

Subject to certain conditions, the Designated Securities are redeemable, in whole but not in part, at the option of the Company, (i) on any day falling in the period commencing on (and including) March 15, 2035 and ending on (and including) the first Reset Date or on any day falling in the period commencing on (and including) the date that is six months before any subsequent Reset Date and ending on (and including) such Reset Date, (ii) in the event of a change in certain U.K. regulatory capital requirements, (iii) upon the occurrence of certain tax events, and (iv) at any time from the fifth anniversary of the Issue Date (as defined in the Preliminary Prospectus Supplement), if the outstanding aggregate principal amount of the Designated Securities is 25% or less of the aggregate principal amount of the Designated Securities originally issued, in each case as specified in the Preliminary Prospectus Supplement (as supplemented by the final term sheet dated February 18, 2025).

Time of Delivery:

February 25, 2025 by 9:30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a) If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b) If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii) if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

Canada:

Each Underwriter represents, warrants and agrees with the Company, with respect to sales of the Designated Securities in Canada, that, directly or indirectly, it shall sell the Designated Securities only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

United Kingdom:

Each Underwriter represents, warrants and agrees with the Company that, in connection with the distribution of the Designated Securities, directly or indirectly, it (i) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Designated Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

Prohibition of Sales to United Kingdom Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Designated Securities to any retail investor in the United Kingdom. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)

a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law of the United Kingdom by virtue of the U.K. European Union (Withdrawal Act) 2018, as amended (the “Withdrawal Act”); or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

Prohibition of Sales to European Economic Area Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Designated Securities to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of the Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Hong Kong:

Each Underwriter represents, warrants and agrees that:

(i)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Designated Securities other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Designated Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Designated Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan:

The Designated Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”). Accordingly, each Underwriter represents and agrees that it has not offered or sold and undertakes that it will not offer or sell any Designated Securities directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the FIEA and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore:

Each Underwriter acknowledges that the prospectus supplement and the Base Prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any Designated Securities or caused the Designated Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Designated Securities or cause the Designated Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus supplement and the Base Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Designated Securities, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Australia:

No “prospectus” or other “disclosure document” (as defined in the Corporations Act 2001 of Australia (the “Corporations Act”)) in relation to the Designated Securities has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission (“ASIC”) or any other regulatory authority in Australia. Each Underwriter represents, warrants and agrees that it:

(a)

has not (directly or indirectly) offered or invited applications, and will not offer or invite applications, for the issue, sale or purchase of, any Designated Securities (or any interest in them) in, to or from Australia (including an offer or invitation which is received by a person in Australia); and

(b)

has not distributed or published, and will not distribute or publish, the prospectus supplement, the Base Prospectus or any other offering material or advertisement relating to the Designated Securities (or any interest in them) in Australia, unless:

(i)

the aggregate consideration payable by each offeree or invitee is at least A$500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the offeror or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or Part 7.9 of the Corporations Act and complies with the terms of any consent granted under the Banking Act of 1959 of Australia;

(ii)	the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Corporations Act;

(iii)

such action complies with all applicable laws, regulations and directives in Australia (including without limitation, the licensing requirements set out in Chapter 7 of the Australian Corporations Act); and

(iv)	such action does not require any document to be lodged with ASIC or any other regulatory authority in Australia.

The prospectus supplement and the Base Prospectus are not, under any circumstances to be construed as, an advertisement or public offering of any Designated Securities in Australia.

In addition, each Underwriter has represented and agreed that all offers, invitations and transfers by such Underwriter which occur within Australia are to be in parcels of not less than A$500,000 in aggregate principal amount. Such restriction does not apply to transfers which occur outside of Australia.

By applying for Designated Securities under the prospectus supplement and the Base Prospectus, each person to whom Designated Securities are issued (an “Investor”):

(a)

will be deemed by the Company and each of the Underwriters to have acknowledged that if any Investor on-sells Designated Securities within 12 months from their issue, the Investor will be required to lodge a prospectus or other disclosure document (as defined in the Corporations Act) with ASIC unless either:

(i)	that sale is to an investor to whom it is lawful under the Corporations Act to offer Designated Securities in Australia without a prospectus or other disclosure document lodged with ASIC; or

(ii)	the sale offer is received outside Australia; and

(b)

will be deemed by the Company and each of the Underwriters to have undertaken not to sell those Designated Securities in any circumstances other than those described in paragraphs (a)(i) and (a)(ii) above for 12 months after the date of issue of such Designated Securities.

Taiwan:

The offering, sale, resale and distribution of the Designated Securities have not been and will not be approved by or registered with the Financial Supervisory Commission of Taiwan (“FSC”), Securities and Futures Bureau (“SFB”) under the FSC, other regulatory authority, or authorized organization in Taiwan, the Republic of China (“Taiwan”) pursuant to the applicable securities/financial laws, and/or any regulatory rules or rulings (“applicable laws”), and thus the Designated Securities cannot be offered, sold, resold or distributed in Taiwan. Each Underwriter represents, warrants and agrees that it has not offered, sold, resold, distributed or otherwise made available and will not offer, sell, resell, distribute or otherwise make available any Designated Securities within Taiwan through a public offering, private placement, sale, distribution, or in circumstances which constitute an offer, private placement, sale, or distribution under any of the applicable laws that requires a notification, registration or filing with or the approval of the FSC, SFB, other regulatory authority, and/or authorized organization of Taiwan. Each Underwriter further represents, warrants and agrees that no person or entity in Taiwan is authorized to offer, solicit, market, sell, resell, distribute, or otherwise make available any Designated Securities or the provision of information relating to the prospectus supplement and the Base Prospectus.

Other Terms and Conditions:

As set forth in the prospectus supplement dated February 18, 2025 relating to the Designated Securities (the “Preliminary Prospectus Supplement”), incorporating the prospectus dated March 1, 2024 (the “Base Prospectus”).

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet, dated February 18, 2025 attached hereto as Exhibit A.

EXHIBIT A

Final Term Sheet, dated February 18, 2025

Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-277578

$1,500,000,000 7.625% Fixed Rate Resetting Perpetual Subordinated Contingent

Convertible Securities

Barclays PLC

Pricing Term Sheet

Issuer	Barclays PLC (the “Issuer”).

Securities	$1,500,000,000 7.625% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (the “Securities”).

Expected Issue Ratings[1]	Ba1 (Moody’s) / BB- (S&P) / BBB- (Fitch).

Status	Perpetual Subordinated Contingent Convertible Securities.

Legal Format	SEC registered.

Principal Amount	$1,500,000,000.

Trade Date	February 18, 2025.

Settlement Date	February 25, 2025 (T+5) (the “Issue Date”).

Maturity Date	Perpetual, with no fixed maturity or fixed redemption date.

Optional Call Dates	On any day falling in the period commencing on (and including) March 15, 2035 and ending on (and including) the first Reset Date (as defined below) or on any day falling in the period commencing on (and including) the date that is six months before any subsequent Reset Date and ending on (and including) such Reset Date.

Preliminary Prospectus Supplement	Preliminary prospectus supplement dated February 18, 2025 (the “Preliminary Prospectus Supplement”) incorporating the Prospectus dated March 1, 2024 relating to the Securities (the “Base Prospectus”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgment	Yes. See the section entitled “Description of Contingent Capital Securities—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Base Prospectus and the section entitled “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Preliminary Prospectus Supplement.

Initial Interest Period

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Initial Fixed Rate	7.625% per annum, from and including February 25, 2025 to, but excluding, September 15, 2035.

Initial Interest Payment Dates	Quarterly in arrear on March 15, June 15, September 15 and December 15 of each year up to and including September 15, 2035, commencing on June 15, 2025 (long first interest period).

Mid-Market Swap Rate	4.159%.

Interest Periods Following Any Reset Date

Interest Rate Following Any Reset Date	The applicable Mid-Market Swap Rate (such term subject to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities— Determination of Subsequent Interest Rate—Mid-Market Swap Rate and fallbacks” in the Preliminary Prospectus Supplement) on the relevant Reset Determination Date (as defined below) plus the Margin (as defined below), converted to a quarterly rate in accordance with market convention as instructed by the Issuer (rounded to three decimal places, with 0.0005 rounded down) (the “Subsequent Interest Rate”), from and including the relevant Reset Date to (but excluding) the next following Reset Date (each such period, a “Reset Period”).

Reset Date	September 15, 2035 and each fifth anniversary thereafter (each a “Reset Date”).

Interest Payment Dates Following Any Reset Date	Quarterly in arrear on March 15, June 15, September 15 and December 15 of each year commencing on December 15, 2035.

Spread to Mid-Market Swap Rate	368.6 bps (the “Margin”).

Reset Determination Date	The second Business Day immediately preceding each Reset Date (each a “Reset Determination Date”).

Mid-Market Swap Rate and fallbacks	“Mid-Market Swap Rate” means, in relation to a Reset Date and the related Reset Determination Date:

(i) the annual U.S. dollar mid-market swap rate with a term of five years where the floating leg pays daily compounded Secured Overnight Financing Rate (“SOFR”) annually, which is calculated and published by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) and appearing on the Bloomberg screen page USISSO05 (or such other page as may replace such page on Bloomberg, or such other information service as may be nominated or authorized by the person providing or sponsoring the information appearing on such page for purposes of displaying comparable rates) (the “Relevant Screen Page”) at approximately 11:00 a.m. (New York time) on the relevant Reset Determination Date, as determined by the Calculation Agent; and

(ii) if the Relevant Screen Page is not available or such swap rate does not appear on the Relevant Screen Page at such time on such Reset Determination Date (in circumstances other than those in which the Issuer has determined that a Benchmark Event has occurred or that there is a Successor Rate, as set out in the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—Benchmark Replacement Event” in the Preliminary Prospectus Supplement), then the Mid-Market Swap Rate shall be the Reset Reference Bank Rate on such Reset Determination Date.

Reset Reference Bank Rate	“Reset Reference Bank Rate” means, in relation to a Reset Date and the related Reset Determination Date, the percentage rate determined by the Calculation Agent on the basis of the Five-year Mid-Market Swap Rate Quotations provided by each of the Reference Banks at approximately 11:00 a.m. (New York time) on the relevant Reset Determination Date (or thereafter on such date), rounded, if necessary, to the nearest 0.001% (with 0.0005% being rounded upwards). If at least three Five-year Mid-Market Swap Rate Quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of such Five-year Mid-Market Swap Rate Quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If only two Five-year Mid- Market Swap Rate Quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of such Five-year Mid- Market Swap Rate Quotations. If only one Five-year Mid-Market Swap Rate Quotation is provided, the Reset Reference Bank Rate will be the quotation provided. If no Five-year Mid-Market Swap Rate Quotations are provided, the Reset Reference Bank Rate will be (i) in respect of the Reset Reference Bank Rate determined in respect of the Reset Date falling on September 15, 2035, 4.111% per annum or (ii) in respect of the Reset Reference Bank Rate determined in respect of any Reset Date other than September 15, 2035, the Mid-Market Swap Rate in respect of the immediately preceding Reset Date.

Five-year Mid-Market Swap Rate Quotations	“Five-year Mid-Market Swap Rate Quotations” means, for any Reset Period, the arithmetic mean of the bid and offered rates for the annual fixed leg (calculated on an Actual/360 day count basis) of a fixed-for-floating U.S. dollar interest rate swap transaction which: (i) has a term of five years commencing on the applicable Reset Date; (ii) is in an amount that is representative of a single transaction in the relevant market at the relevant time with an acknowledged dealer of good credit in the swap market; and (iii) has a floating leg based on the overnight SOFR rate compounded for 12-months (calculated on an Actual/360 day count basis).

Reference Banks	“Reference Banks” means four major banks in the U.S. dollar swap, money, securities or other market most closely connected with the relevant Mid-Market Swap Rate, as selected by the Issuer on the advice of an investment bank of international repute.

Certain Other Terms and Information

Business Days	“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, United Kingdom, or in New York City, New York, United States.

Day Count Fraction	30/360, following, unadjusted.

Interest Payments Discretionary	Interest on the Securities will be due and payable only at the sole discretion of the Issuer, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Interest Payments Discretionary” in the Preliminary Prospectus Supplement.

Restriction on Interest Payments	As described in the Preliminary Prospectus Supplement, the Issuer shall not make an interest payment on the Securities on any interest payment date (and such interest payment shall therefore be deemed to have been cancelled and thus shall not be due and payable on such interest payment date) if:

(1) the Issuer has an amount of Distributable Items on such interest payment date that is less than a certain level; or

(2) the Solvency Condition is not satisfied in respect of such interest payment, as further described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Restriction on Interest Payments” in the Preliminary Prospectus Supplement.

Agreement to Interest Cancellation	By subscribing for, purchasing or otherwise acquiring the Securities, holders of the Securities acknowledge and agree to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities— Interest Cancellation—Agreement to Interest Cancellation” in the Preliminary Prospectus Supplement.

Ranking	Subordinated to the claims of Senior Creditors (as defined below), as described in further detail in the Preliminary Prospectus Supplement.

“Senior Creditors” means creditors of the Issuer (i) who are unsubordinated creditors; (ii) whose claims are, or are expressed to be, subordinated (whether only in the event of the winding-up or administration of the Issuer or otherwise) to the claims of unsubordinated creditors of the Issuer but not further or otherwise; (iii) who are creditors in respect of any secondary non-preferential debts; or (iv) whose claims are, or are expressed to be, junior to the claims of other creditors of the Issuer, whether subordinated or unsubordinated, other than those whose claims rank, or are expressed to rank, pari passu with, or junior to, the claims of the holders of the Securities.

Capital Adequacy Trigger Event	A “Capital Adequacy Trigger Event” shall occur if at any time the fully loaded CET1 Ratio is less than 7.00%.

Whether a Capital Adequacy Trigger Event has occurred at any time shall be determined by the Issuer and such determination shall be binding on the trustee and holders of the Securities.

Automatic Conversion Upon Capital Adequacy Trigger Event	An Automatic Conversion will occur without delay upon the occurrence of a Capital Adequacy Trigger Event.

“Automatic Conversion” means the irrevocable and automatic release of all of the Issuer’s obligations under the Securities (other than the CSO Obligations, if any) in consideration of the Issuer’s issuance of the Conversion Shares at the Conversion Price to the Conversion Shares Depository (on behalf of the holders of the Securities) or to the relevant recipient, in accordance with the terms of the Securities and as described in the Preliminary Prospectus Supplement.

Conversion Price	$2.08 per Conversion Share, subject to certain anti-dilution adjustments, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible

Securities—Anti-Dilution” in the Preliminary Prospectus Supplement and the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Conversion Shares Offer” in the Preliminary Prospectus Supplement. On the Issue Date, the Conversion Price is equivalent to the Conversion Shares Offer Price (as defined herein) translated into U.S. dollars at an exchange rate of £1.00 = $1.26.

Conversion Shares Offer	Following an Automatic Conversion, the Issuer may, in its sole and absolute discretion, elect that the Conversion Shares Depository make an offer of all or some of the Conversion Shares to all or some of the Issuer’s ordinary shareholders at such time at a cash price per Conversion Share equal to the Conversion Shares Offer Price, as further described in the Preliminary Prospectus Supplement.

Conversion Shares Offer Price	£1.65 per Conversion Share (subject to certain anti-dilution adjustments, as described in the Preliminary Prospectus Supplement).

Optional Redemption	The Securities are redeemable at the option of the Issuer, in whole but not in part, on (i) any day falling in the period commencing on (and including) March 15, 2035 and ending on (and including) the first Reset Date or (ii) any day falling in the period commencing on (and including) the date that is six months before any subsequent Reset Date and ending on (and including) such Reset Date, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption— Optional Redemption” in the Preliminary Prospectus Supplement.

Regulatory Event Redemption	The Securities are also redeemable, in whole but not in part, at any time at the option of the Issuer in the event of a change in certain U.K. regulatory capital requirements, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Regulatory Event Redemption” in the Preliminary Prospectus Supplement.

Tax Redemption	The Securities are also redeemable, in whole but not in part, at any time at the option of the Issuer upon the occurrence of certain tax events, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities— Redemption—Tax Redemption” in the Preliminary Prospectus Supplement.

Substitution or Variation	Following the occurrence of certain tax events or a change in certain U.K. regulatory capital requirements, the Issuer may, at its option, either substitute all (but not some only) of the Securities for, or vary the terms of the Securities so that they remain or, as appropriate, become, Compliant Securities subject to the conditions and procedures set forth under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Substitution or Variation” in the Preliminary Prospectus Supplement.

Clean-up Call	If, at any time from the fifth anniversary of the Issue Date (unless otherwise permitted by the PRA), the outstanding aggregate principal amount of the Securities is 25% or less of the aggregate principal amount of the Securities originally issued, the Issuer may redeem all (but not some only) of the outstanding Securities at a redemption price equal to 100% of their principal amount, together with any accrued but unpaid interest (which excludes any interest cancelled or deemed cancelled as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Interest Payments Discretionary” or “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation —Restriction on Interest Payments” in the Preliminary Prospectus Supplement) to (but excluding) the date fixed for redemption.

U.S. Federal Income Taxation of Interest Payments with respect to the Securities (QDI eligibility)	As more fully described in the Preliminary Prospectus Supplement, interest payments by the Issuer with respect to the Securities are generally expected to be taxable to certain non- corporate U.S. holders as qualified dividend income, provided that the non-corporate U.S. holder meets certain holding period requirements and the Issuer is not a “passive foreign investment company” in either the taxable year of the Issuer in which such interest payment is made or in the preceding taxable year.

Denominations	$200,000 and integral multiples of $1,000 in excess thereof.

ISIN / CUSIP	US06738EDC66/06738E DC6.

Legal Entity Identifier (“LEI”) Code	213800LBQA1Y9L22JB70.

Reoffer Yield	7.845% (annual).

Price to Public	100.00%.

Estimated Underwriter Compensation	1.00% of the principal amount of the Securities.

Estimated Net Proceeds	$1,485,000,000.

Sole Structuring Adviser and Sole Bookrunner	Barclays Capital Inc.

Joint Lead Managers	BBVA Securities Inc., BMO Capital Markets Corp., ING Financial Markets LLC, J.P. Morgan Securities LLC, Lloyds Bank Corporate Markets plc, Mizuho Securities USA LLC, Natixis Securities Americas LLC, Nordea Bank Abp, Santander US Capital Markets LLC, SG Americas Securities, LLC, Standard Chartered Bank, TD Securities (USA) LLC, UBS Securities LLC, UniCredit Capital Markets LLC

Senior Co-Managers	Banca Monte dei Paschi di Siena S.p.A., Bankinter S.A., Capital One Securities, Inc., CIBC World Markets Corp., Citigroup Global Markets Inc., Danske Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, PNC Capital Markets LLC, Rabo Securities USA, Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America Inc., U.S. Bancorp Investments, Inc.

Co-Managers	Academy Securities, Inc., AmeriVet Securities, Inc., Bancroft Capital, LLC, Banco de Sabadell, S.A., Blaylock Van, LLC, CastleOak Securities, L.P., Citizens JMP Securities, LLC, Commonwealth Bank of Australia, Great Pacific Securities, Loop Capital Markets LLC, MFR Securities, Inc., Mischler Financial Group, Inc., MUFG Securities Americas Inc., Samuel A. Ramirez & Company, Inc., SEB Securities, Inc., Siebert Williams Shank & Co., LLC, Stern Brothers & Co., Truist Securities, Inc.

Documentation	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-277578) and to be issued pursuant to the

Contingent Capital Securities Indenture dated August 14, 2018, among the Issuer, The Bank of New York Mellon SA/NV, Luxembourg Branch, as contingent capital registrar (the “Registrar”) and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as heretofore amended and supplemented and as further supplemented by the Twelfth Supplemental Indenture, to be entered into on or about the Issue Date, among the Issuer, the Registrar and the Trustee.

Risk Factors	An investment in the Securities involves risks. See the “Risk Factors” section beginning on page S-26 of the Preliminary Prospectus Supplement.

Settlement	The Depository Trust Company.

Listing	International Securities Market of the London Stock Exchange.

Calculation Agent	The Bank of New York Mellon, New York Branch, or its successor appointed by the Issuer.

Governing Law	New York law, except for subordination provisions and waiver of set-off provisions which will be governed by English law.

Definitions	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Base Prospectus and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering. Before you invest, you should read each of the Base Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec. gov. Alternatively, you may obtain a copy of the Base Prospectus and the Preliminary Prospectus Supplement from Barclays Capital Inc. by calling +1-866-603-5847.

U.K. FCA CoCo restriction. No PRIIPs or U.K. PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or in the U.K. No sales to retail clients (as defined in COBS 3.4) in the U.K.

It is expected that delivery of the Securities will be made, against payment for the Securities, on or about February 25, 2025, which will be the fifth (5th) business day in the United States following the date of pricing of the Securities. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of Securities in the secondary market generally are required to settle within one (1) business day (T+1), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on any day prior to the business day before delivery will be required, by virtue of the fact that the Securities initially will not settle on T+1, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Securities who wish to make such trades should consult their own advisors.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000, as amended, does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, relevant persons.

To the extent any dealer that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Securities in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.